Exhibit 99.5

Sender: John Doyle
To: Team at Castlight
Subject: Company update

Team,

What a whirlwind! We’ve been in discussions with Jiff for many months now. It’s thrilling to finally announce that we are coming together to form what I believe is one of the most exciting companies anywhere.

I need to thank Gio and the rest of our board of directors for giving me this opportunity to be the CEO of the combined company. I am deeply touched by their faith in me and I am humbled and excited to lead our business during a time of so much change and opportunity. Gio has been a thoughtful mentor and friend every step of the way. I am grateful to him for his mentorship and trust, which have made all of this possible.

There are many reasons to be excited about joining forces with Jiff. Castlight’s strengths in decision-support, data, analytics, and multi-channel outreach are perfect complements to Jiff’s strengths in wellbeing, user experience, and integration of an ecosystem of digital health solutions. Together we will offer the most comprehensive health benefits platform in the industry and will serve more than 240 customers, including over 70 of the Fortune 500. No other company is better positioned to help employers, as well as millions of employees and their families, manage their health benefits dollars more effectively

I’ve worked closely with Derek Newell, Jiff’s current CEO, throughout the discussions that preceded today’s announcement and I am excited that he has agreed to be president of the combined business. Derek has an impressive breadth of experience in the healthcare technology field that will be a huge benefit to us. Culturally, it’s as if he’s been a Castlighter from the start—he values leadership, people, and culture just as we do. I am really confident that you are going to enjoy working with Derek and the Jiff team.

I have some important calls to action of you to help you through this announcement and upcoming transition:

•	Read the press release on our website and attached FAQ.

•	Attend today’s all-hands.

•
Stay focused! We need to pursue our Q1 goals and continue delivering what our customers expect from us. No matter how much sense it makes to bring Castlight and Jiff together, the value we create together will be all about continuing to deliver great results for our customers. Please make sure we don’t miss a beat!

We look forward to spending time together soon and doing our best to answer all of your questions. Of course, it is still several months until the deal closes so a lot of important decisions have not been made yet. We will do our very best to be clear about things we know now and also about the process we plan to follow to decide the things that are not yet known.

Thank you for everything you do to make our business successful. I think we’re in for quite a fun and successful ride together!

John

P.S. Because this transaction involves the issuance of Castlight securities, we must provide the following information:

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction between Castlight Health, Inc. (“Castlight”) and Jiff, Inc. (“Jiff”), Castlight intends to file a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC").  This registration statement will contain a joint proxy statement/prospectus/information statement and relevant materials concerning the proposed transaction.  Additionally, Castlight intends to file with the SEC other relevant materials in connection with the proposed transaction. After the registration statement is declared effective by the SEC, Castlight and Jiff will deliver a definitive joint proxy statement/prospectus/information statement to their respective stockholders. STOCKHOLDERS OF CASTLIGHT AND JIFF ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Castlight at www.castlighthealth.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed transaction shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Castlight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Castlight’s stockholders with respect of the matters relating to the proposed transaction. Jiff and its officers and directors may also be deemed a participant in such solicitation. Information regarding any interest that Castlight, Jiff or any of the executive officers or directors of Castlight or Jiff may have in the proposed transaction with Jiff will be set forth in the joint proxy statement/prospectus/information statement that Castlight intends to file with the SEC in connection with its stockholder vote on matters relating to the proposed transaction. Information about the directors and executive officers of Castlight, including their respective interest in security holding of Castlight, is set forth in the proxy statement for Castlight’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. Stockholders may obtain additional information regarding the interest of such participants by reading the definitive joint proxy statement/prospectus/information statement regarding the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.